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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            Information statement pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                            (Amendment No. _____)*

                       ALLIED HEALTHCARE PRODUCTS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  019222 10 8
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                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                  Page 1 of 6
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  CUSIP NO. 019222 10 8           SCHEDULE 13G            Page 2 of 6 Pages
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THE WASHINGTON UNIVERSITY  43-0653611

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      MISSOURI

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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          779,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             779,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      779,000
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      9.9%
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      TYPE OF REPORTING PERSON*
12
      EP
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Schedule 13G


Item 1.
          (a)  Name of Issuer:
               ALLIED HEALTHCARE PRODUCTS, INC.

          (b)  Address of Issuer's Principal Executive Offices:

               1720 Sublette Avenue
               St. Louis, Missouri 63110

Item 2.
          (a)  Name of Person Filing:
               THE WASHINGTON UNIVERSITY

          (b)  Address of Principal Business Officer or, if none, Residence:

               Campus Box 1058
               One Brookings Drive
               St. Louis, Missouri 63130


          (c)  Citizenship:

               Missouri

          (d)  Title of Class of Securities:

               Common Stock

          (e)  CUSIP Number:

               019222 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

          f [x] Endowment Fund

Item 4.   Ownership.

          (a)  Amount Beneficially Owned:

               779,000

          (b)  Percent of Class:  9.9%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:

                      779,000

               (ii)   shared power to vote or to direct the vote:

                      -0-

               (iii)  sole power to dispose or to direct the disposition of:

                      779,000

               (iv)   shared power to dispose or to direct the disposition of:

                      -0-

Item 5.   Ownership of Five Percent or Less of a Class.

          n/a

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          n/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          n/a

Item 8.   Identification and Classification of Members of the Group.

          n/a

Item 9.   Notice of Dissolution of the Group.

          n/a
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Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date: January 28, 1998

                                        THE WASHINGTON UNIVERSITY


                                        By: /s/ Barbara A. Feiner
                                            -------------------------------

                                        Name:   Barbara A. Feiner

                                        Title:  Chief Financial Officer